NEUBERGER BERMAN EQUITY FUNDS
CLASS C
DISTRIBUTION AND SERVICES AGREEMENT
SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Emerging Markets Equity Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Focus Fund
Neuberger Berman Global Equity Fund
Neuberger Berman Global Thematic Opportunities Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Equity Fund
Neuberger Berman International Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Intrinsic Value Fund
Neuberger Berman Large Cap Disciplined Growth Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Mid Cap Intrinsic Value Fund
Neuberger Berman Multi-Cap Opportunities Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Select Equities Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Socially Responsive Fund
Neuberger Berman Value Fund

Date:  December 15, 2012